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                                                                    Exhibit 2.1







                             SHAREHOLDERS AGREEMENT


                                  dated as of


                                  July 3, 2000


                                     among


                            B.H. ACQUISITION LIMITED

                                      and

             THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HEREOF



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                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----

ARTICLE I    DEFINITIONS
             1.1.     Definitions                                             1

ARTICLE II   CORPORATE GOVERNANCE
             2.1.     The Board of Directors of the Company                   9
             2.2.     The Boards of Directors of the Subsidiaries            10
             2.3.     Shareholder Action; Removal of Directors               10
             2.4.     Vacancies                                              10
             2.5.     Action by the Board                                    11
             2.6.     Significant Actions Requiring Supermajority Vote
                      of the Board                                           11
             2.7.     Memorandum of Association and Bye-Laws of the
                      Company                                                13
             2.8.     Shareholder Action                                     13

ARTICLE III  RESTRICTIONS ON TRANSFER
             3.1.     General                                                13
             3.2.     Legends                                                15
             3.3.     Permitted Transferees                                  16

ARTICLE IV   RIGHTS OF FIRST OFFER; RIGHTS TO COMPEL PARTICIPATION IN
             CERTAIN TRANSFERS; RIGHTS TO PARTICIPATE IN CERTAIN TRANSFERS
             4.1.     Rights of First Offer                                  16
             4.2.     Rights to Compel Participation in Certain Transfers    19
             4.3.     Rights to Participate in Certain Transfers             20
             4.4.     Change of Control                                      22
             4.5.     Good Faith                                             24
             4.6.     Agreement to be Bound                                  24

ARTICLE V    CERTAIN COVENANTS
             5.1.     Confidentiality                                        24
             5.2.     Information and Discussion of Affairs                  25
             5.3.     Information Required to be Provided Pursuant to
                      Bye-Law 46                                             27
             5.4.     Conflicts among Shareholders and the Company           27
             5.5.     Future Transactions                                    28
             5.6.     Future Capitalization                                  28
             5.7.     Dividends                                              28




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ARTICLE VI   MISCELLANEOUS
             6.1.     Entire Agreement                                       28
             6.2.     Effectiveness; Binding Effect; Benefit                 28
             6.3.     Assignability                                          28
             6.4.     Amendment; Waiver                                      29
             6.5.     Notices                                                29
             6.6.     Headings                                               31
             6.7.     Counterparts                                           31
             6.8.     Applicable Law                                         31
             6.9.     Specific Enforcement                                   31
             6.10.    Consent to Jurisdiction                                31
             6.11.    Directions to Nominee                                  31




Exhibit A   Shareholder Ownership of Shares
Exhibit B   Memorandum of Association of the Company
Exhibit C   Bye-Laws of the Company




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         SHAREHOLDERS AGREEMENT, dated as of July 3, 2000, among B.H.
Acquisition Limited, a Bermuda company (the "Company"), and each of Castlewood Ltd., a Bermuda company ("Castlewood"), The Enstar Group, Inc., a Georgia corporation ("Enstar") and Martine Ltd., a British Virgin Islands company ("Martine") (collectively, the "Shareholders").


                              W I T N E S S E T H:

         WHEREAS, on the date hereof, the Company has acquired all the issued and outstanding capital stock of each of Compagnie Europeenne D'Assurances Industrielles, S.A., a Belgium corporation, and Brittany Insurance Company Limited, a Bermuda company;

         WHEREAS, the Company has issued shares of its capital stock to a nominee for the Shareholders as set forth on Exhibit A hereto, in exchange for the consideration required to consummate the acquisitions described in the previous recital; and

         WHEREAS, the parties hereto desire to enter into this Shareholders Agreement ("Agreement") to govern certain of their rights, duties and obligations after consummation of the transactions referred to in the first recital hereof.

         NOW THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1. Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate" of any Person means any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person; provided that no Shareholder of the Company shall be deemed to be an Affiliate of any other Shareholder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.



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         "Agreement" means this Agreement, as amended from time to time.

         "Alternate Director" means a person chosen by the Shareholders to serve as an alternate member of the Board in accordance with Section 2.1(b).

         "Appraised Value" has the meaning set forth in Section 4.4(c).

         "Board" means the Board of Directors of the Company.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, in the United States are authorized or obligated by law or executive order to close.

         "Change of Control" means, (x) with respect to Enstar, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), other than a Person or group that owns, directly or indirectly, beneficially or of record, at least 5% of the outstanding shares of Enstar on the Closing Date, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Enstar or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Enstar by Persons who were neither (i) nominated by the board of directors of Enstar nor (ii) appointed by directors so nominated; (y) with respect to Martine, the occurrence of any of the following events: (a) the beneficial ownership (within the meaning of the Exchange Act) by any Person or group (within the meaning of the Exchange Act) other than Trident or an entity that is eligible to be a Permitted Transferee of Martine of more than 50% of the issued and outstanding Class C Shares or (b) the beneficial ownership by any Person or group (within the meaning of the Exchange Act) other than Trident of a greater economic or voting interest in Martine for so long as Martine owns Class C Shares (or in a Permitted Transferee if Martine has transferred such Shares to such Permitted Transferee) than Trident; and (z) with respect to Castlewood Dominic Silvester, Paul O'Shea or Nicholas Packer shall (a) directly or indirectly beneficially own shares of Castlewood representing, in the aggregate, less than 51% of the aggregate ordinary voting power representing the issued and outstanding capital stock of Castlewood or (b) not have the power, in the aggregate, by contract or otherwise, to elect or cause the election of a majority of the board of directors of Castlewood.

         "Class A Alternates" has the meaning set forth in Section 2.1(b).

         "Class B Alternates" has the meaning set forth in Section 2.1(b).

         "Class C Alternate" has the meaning set forth in Section 2.1(b).




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         "Class A Directors" has the meaning set forth in Section 2.1(a).

         "Class B Directors" has the meaning set forth in Section 2.1(a).

         "Class C Director" has the meaning set forth in Section 2.1 (a).

         "Class A Shares" means the Class A Ordinary Shares, par value US$0.01 per share, of the Company.

         "Class B Shares" means the Class B Ordinary Shares, par value US$0.01 per share, of the Company.

         "Class C Shares" means the Class C Ordinary Shares, par value US$0.01 per share, of the Company.

         "Closing Date" has the meaning set forth in the Investment Agreement.

         "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any federal statute from time to time in effect that has replaced such statute, and any reference in this Agreement to a provision of the Code or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation.

         "Company" means B.H. Acquisition Limited, a Bermuda corporation, or any successor thereto.

         "Confidential Information" has the meaning set forth in Section
5.1(c).

         "Continuing Shareholders" has the meaning set forth in Section 4.4(a).

         "Controlled Shares" of any Person means all Voting Shares owned, directly, indirectly or constructively, within the meaning of Section 958 of the Code, by such Person.

         "Designated Section 4.3 Seller" has the meaning set forth in Section 4.3(a).

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time or any federal statute from time to time in effect that has




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replaced such statute, and any reference in this Agreement to a provision of the Exchange Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation.

         "Initial Order Period" has the meaning set forth in Section 4.1(b).

         "Initial Ownership" means, as to any Shareholder, its ownership of Shares as of the Closing Date.

         "Initial Section 4.1 Offer" has the meaning set forth in Section
4.1(b).

         "Initial Section 4.1 Offer Notice" has the meaning set forth in
Section 4.1(a).

         "Investment Agreement" means the Investment Agreement, dated as of July 3, 2000, among the Company and each of the Shareholders.

         "Management Services Agreement" means the Management Services Agreement, dated the Closing Date, between Castlewood and the Company.

         "Marketable Securities" means any debt or equity securities that are
(i) regularly traded on any securities exchange registered with the SEC under the Exchange Act or any comparable securities exchange outside the United States, (ii) reported through the National Association of Securities Dealers, Inc. Automated Quotation System, or (iii) otherwise traded over-the-counter and for which quotations of market prices are readily available and which securities are, in each case, not subject to restrictions on Transfer as a result of applicable contract provisions or the provisions of the Securities Act.

         "Nominee" has the meaning set forth in Section 2.4(a).

         "Number of Shares" has the meaning set forth in Section 4.3(a).

         "Other Shareholders" has the meaning set forth in Section 4.2(a).

         "Oversubscribing Shareholder" has the meaning set forth in Section 4.1(b).

         "Participating Tagging Shareholder" has the meaning set forth in
Section 4.3(a).




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         "Permitted Transferee", with respect to any Shareholder, means any (w)
Subsidiary of such Shareholder, at least 80% of the beneficial ownership of which is owned, directly or indirectly, by such Shareholder, (x) Person which owns, directly or indirectly, at least 80% of the beneficial ownership of such Shareholder (a "Parent Corporation"), (y) Subsidiary of a Parent Corporation of such Shareholder, at least 80% of the beneficial ownership of which is owned, directly or indirectly, by such Parent Corporation and (z) in the case of Trident, upon the termination of Trident pursuant to its Limited Partnership Agreement, Trident's limited partners at such time, provided, however, that Trident shall have used its commercially reasonable efforts to sell its Shares pursuant to the terms of this Agreement prior to any such Transfer to such Persons.

         "Person" means any individual, company, corporation, firm, partnership, trust or any other business, entity or person, whether or not recognized as constituting a separate legal entity.

         "Principal U.S. Shareholder" means Enstar.

         "Pro Rata Portion" means:

                                A x (B/C), where

         A  = The number of Section 4.1 Subject Shares or Section 4.4 Subject
              Shares, as the case may be.

         B = The number of Shares owned by such Shareholder immediately prior to the Initial Section 4.1 Offer or the Section 4.4 Offer, as the case may be.

         C = The total number of Shares owned by all Shareholders (other than the Section 4.1 Seller or the Section 4.4 Shareholder, as the case may be) immediately prior to the Initial Section 4.1 Offer or the Section 4.4 Offer, as applicable.

         "Remaining Shares" has the meaning set forth in Section 4.1(b).

         "Reporting Shareholder" has the meaning set forth in Section 5.1(b).

         "Representatives" has the meaning set forth in Section 5.1(c).




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

         "Requested Shares" has the meaning set forth in Section 4.1(b).

         "Restricted Securities" means Shares that are "restricted securities" within the meaning of Rule 144.

         "Rule 144" means Rule 144 promulgated under the Securities Act as amended from time to time.

         "SEC" means the United States Securities and Exchange Commission.

         "Second Order Period" has the meaning set forth in Section 4.1(c).

         "Section 4.4 Commencement Date" has the meaning set forth in Section 4.4(a).

         "Section 4.4 Order Period" has the meaning set forth in Section
4.4(b).

         "Section 4.4 Offer" has the meaning set forth in Section 4.4(a).

         "Section 4.4 Oversubscribing Shareholder" has the meaning set forth in
Section 4.4(d).

         "Section 4.4 Purchaser" has the meaning set forth in Section 4.4(d).

         "Section 4.4 Requested Shares" has the meaning set forth in Section 4.4(d).

         "Section 4.4 Seller" has the meaning set forth in Section 4.4(a).

         "Section 4.4 Subject Shares" has the meaning set forth in Section
4.4(a).

         "Second Section 4.1 Offer" has the meaning set forth in Section
4.1(c).

         "Second Section 4.1 Offer Notice" has the meaning set forth in Section 4.1(b).

         "Section 4.1 Rejection" has the meaning set forth in Section 4.1(c).

         "Section 4.1 Sale" has the meaning set forth in Section 4.1(a).

         "Section 4.1 Sale Price" has the meaning set forth in Section 4.1(a).

         "Section 4.1 Seller" has the meaning set forth in Section 4.1(a).




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

         "Section 4.1 Subject Shares" has the meaning set forth in Section
4.1(a).

         "Section 4.3 Notice" has the meaning set forth in Section 4.3(a).

         "Section 4.3 Order" has the meaning set forth in Section 4.3(a).

         "Section 4.3 Order Period" has the meaning set forth in Section
4.3(a).

         "Section 4.3 Sale" has the meaning set forth in Section 4.3(a).

         "Section 4.3 Sale Price" has the meaning set forth in Section 4.3(a).

         "Section 4.3 Seller" has the meaning set forth in Section 4.3(a).

         "Section 4.2 Closing Date" has the meaning set forth in Section
4.2(b).

         "Section 4.2 Notice" has the meaning set forth in Section 4.2(b).

         "Section 4.2 Sale" has the meaning set forth in Section 4.2(a).

         "Section 4.2 Sale Price" has the meaning set forth in Section 4.2(b).

         "Section 4.2 Seller" has the meaning set forth in Section 4.2(a).

         "Securities Act" means the United States Securities Act of 1933 as amended from time to time or any federal statute from time to time in effect that has replaced such statute, and any reference in this Agreement to a provision of the Securities Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation.

         "Shareholder" means each Person (other than the Company) who shall be a party to or otherwise subject to this Agreement, whether in connection with the execution and delivery hereof, pursuant to Section 6.3 or otherwise, so long as such Person shall "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, any Shares.

         "Shares" means the Class A Shares, the Class B Shares and the Class C Shares, including any fraction thereof.




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

         "Subject Shares" has the meaning set forth in Section 4.2(b).

         "Subsidiary", with respect to any Person, means a Person more than 50% (or, in the case of a wholly-owned Subsidiary, 100%) of the outstanding equity securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or any such Person and one or more other Subsidiaries of such Person.

         "Tagging Shareholders" has the meaning set forth in Section 4.3(a).

         "10% Shareholder" means a U.S. Person whose Controlled Shares have attached voting rights representing more than 9.9% of the total number of votes attaching to all the issued Voting Shares of the Company or any of its Subsidiaries, in each case determined on an Unadjusted Basis.

         "Termination Date" has the meaning set forth in Section 4.1(e).

         "Third Party" means a prospective purchaser of Shares in an arm's-length transaction from the Company or a Transferring Shareholder where such purchaser is not a Shareholder or a Permitted Transferee of such Transferring Shareholder.

         "Transfer" has the meaning set forth in Section 3.1(a).

         "Transferee" means any Person that acquires a Share through a Transfer.

         "Trident" means Trident II, L.P., a limited partnership organized under the laws of the Cayman Islands.

         "Unadjusted Basis", when used with respect to the aggregate number of votes attaching to any shares of the Company, refers to the determination of such votes without reference to the provisions relating to adjustment of voting rights contained in Bye-Law 46 of the Bye-Laws of the Company.

         "United States" means the United States of America or any state thereof or the District of Columbia.

         "U.S. GAAP" has the meaning set forth in Section 5.2(a)(i).

         "U.S. Person" means (a) an individual who is a citizen or resident of the United States, (b) a corporation or partnership that is created or organized in the United States or under the laws of the United States or any state thereof or the District of

Columbia and (c) an estate or trust that is subject to United States Federal income tax on its income regardless of its source.

         "Voting Share" of any Person means any issued shares in such Person conferring voting rights on the holder thereof (other than such voting rights as would exist solely in relation to a proposal to alter or vary the rights attaching to such shares or solely upon the future occurrence of a contingency). For this purpose, any Voting Shares that may be acquired upon conversion or exchange of another security or that are subject to a purchase option shall be treated as issued to the extent the holder of the security or the option would be treated as owning such Voting Shares pursuant to Section 958(b) of the Code.


                                   ARTICLE II
                             CORPORATE GOVERNANCE

         2.1 (a) The Board of Directors of the Company. The Board shall consist of six members, elected by holders of the Shares as set forth in this
Article 2 and the Bye-Laws of the Company. With respect to each annual election of the members of the Board, the holders of a majority of the issued and outstanding Class A Shares shall be entitled to nominate two members of the Board (the "Class A Directors"), the holders of a majority of the issued and outstanding Class B Shares shall be entitled to nominate three members of the Board (the "Class B Directors") and the holders of a majority of the issued and outstanding Class C Shares shall be entitled to nominate one member of the Board (the "Class C Director").

                  (b) Pursuant to Bye-Law 15 of the Bye-Laws of the Company, the number of Alternate Directors of the Company is and shall remain at 6. The Alternate Directors shall be elected by holders of the Shares as set forth in this Article II and the Bye-Laws of the Company, and shall serve as members of the Board on the terms and in the circumstances set forth in Bye-Law 15 of the Bye-Laws of the Company. With respect to each annual election of Alternate Directors, the holders of a majority of the issued and outstanding Class A Shares shall be entitled to nominate two Alternate Directors (the "Class A Alternates); the holders of a majority of the issued and outstanding Class B Shares shall be entitled to nominate 3 Alternate Directors (the "Class B Alternates"); and the holders of a majority of the issued and outstanding Class C Shares shall be entitled to nominate one Alternate Director (the "Class C Alternate").

                  (c) The initial members of the Board at the Closing Date shall be as agreed upon in writing by the parties.




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

                  (d) The initial Alternate Directors of the Board at the Closing Date shall be as agreed upon in writing by the parties.

         2.2. The Boards of Directors of the Subsidiaries. The composition of the board of directors of each of the Company's Subsidiaries shall be as determined by the Board, in compliance with Section 2.6 hereof.

         2.3 Shareholder Action; Removal of Directors. (a) Each Shareholder agrees that it will vote its Shares or execute consents, as the case may be, and take all other necessary or desirable actions within such Shareholder's control (which may include giving instructions to such Shareholder's nominee or nominees to the Board), including, without limitation, causing the Company to call a special meeting of Shareholders, attendance at such meetings in person or by proxy and execution of written consents in lieu of meetings) in order to ensure that the composition of the Board, the identity of the Alternate Directors and the board of directors of each Subsidiary of the Company are as provided for in this Article II.

                  (b) Each Shareholder agrees that it will not vote any of its Shares in favor of the removal of any member of the Board or Alternate Director who shall have been designated or nominated pursuant to Article II hereof unless the Shareholder that nominated such member of the Board or Alternate Director shall have consented to such removal in writing. Each Shareholder that has nominated a member of the Board or Alternate Director pursuant to Section
2.1 shall be entitled to cause the removal of such member of the Board or Alternate Director at any time (with or without cause) by giving written notice thereof to each of the other Shareholders. Each Shareholder agrees that if at any time, any Shareholder that has nominated a member of the Board or Alternate Director pursuant to Section 2.1 so requests the removal thereof, it will vote all of its Shares in favor of the removal of such member of the Board or Alternate Director.

         2.4. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board:

                  (a) Within 30 days of the occurrence of such vacancy, the Shareholder who nominated such member of the Board whose death, disability, retirement, resignation or removal resulted in such vacancy, and only such Shareholder, shall nominate another individual (the "Nominee") to fill such vacancy and serve as a director of the Company. Such Nominee need not be an Alternate Director. If such Shareholder has not so nominated a Person within such 30 day period, one of such Shareholder's Alternate Directors shall attend any meeting of the Board until an individual has been so chosen by such Shareholder.




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

                  (b) Each Shareholder agrees that it will vote its Shares, or execute a written consent, as the case may be, in order to elect the applicable Nominee to the Board.

         2.5. Action by the Board. A quorum of the Board shall consist of one Class A Director, one Class B Director and one Class C Director, provided that in the event a quorum is not present at a duly called meeting of the Board, the meeting shall be adjourned to the same time and place on the next Business Day or such other time, place and date as the directors present at such meeting determine and all members of the Board shall be notified in writing of such adjournment. If a quorum is not present at such adjourned meeting in accordance with the first sentence of this Section 2.5, a majority of the directors then in office shall constitute a quorum for such adjourned meeting. Subject to Section 2.6, all actions of the Board shall require the affirmative vote of at least a majority of the votes cast (in person or by telephone) at a meeting of the Board, duly convened in accordance with the notice and other provisions of the Bye-Laws of the Company and Bermuda law, at which a quorum is present, or the unanimous written consent of the Board in accordance with the Bye-Laws of the Company and Bermuda law.

         2.6. Significant Actions Requiring Supermajority Vote of the Board. In addition to the affirmative vote of the Board as required pursuant to
Section 2.5 and Bye-Law 18 of the Bye-Laws of the Company, the affirmative vote of (x) a majority of the Class A Directors present at the applicable meeting (which shall not be fewer than one), (y) a majority of the Class B Directors present at the applicable meeting (which shall not be fewer than one) and (z) the Class C Director shall be required in connection with (a) the amendment, alteration or revocation of any provision of, or addition of any provision to, the Memorandum of Association of the Company or the Bye-Laws; (b) the issuance of any equity securities of the Company, or rights, options, warrants or agreements for the purchase or acquisition of any equity securities of the Company; (c) the reclassification of any of the Shares, whether by recapitalization or otherwise, into shares of any other class of equity securities of the Company; (d) the approval of the annual operating budget and business plan for the Company and its Subsidiaries or any material deviations from such budget or business plan; (e) any transaction between the Company or any Subsidiary of the Company, on the one hand, and any Shareholder or any Affiliate of any Shareholder, on the other hand including, without limitation, any waiver, amendment or other modification of any existing arrangement between or among any such Persons, provided, however, that notwithstanding anything in
Section 2.5 or 2.6 of this Agreement to the contrary, any action with respect to the Company's (or any of its Subsidiary's) enforcement of its rights under any such arrangement, shall only require the affirmative vote of a majority of each of the two classes of directors not nominated by the Shareholder who is (or whose Affiliate is) a party to such arrangement with the Company




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

or such Subsidiary, and provided further, that the decision by the Company to purchase Shares from a Shareholder pursuant to a Second Section 4.1 Offer shall not require any such additional affirmative vote of the director or directors, as the case may be, nominated by the Section 4.1 Seller; (f) the engagement of auditors and appointment of actuaries for the Company and its Subsidiaries; (g) the application of any of the Company's or its Subsidiaries' assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through Subsidiaries of the Company or otherwise, of any shares of the capital stock of the Company provided, however, that the decision by the Company (or any of its Subsidiaries) to purchase Shares from a Shareholder pursuant to a Second Section 4.1 Offer shall not require any such additional affirmative vote of the director or directors, as the case may be, nominated by the Section 4.1 Seller; (h) the approval of the liquidation, dissolution or winding up of the affairs of the Company; (i) the payment or declaration of any dividend or distribution on any equity securities of the Company, except for dividends declared and paid or distributions made in accordance with the provisions relating to dividends and distributions in the business plan of the Company approved in accordance with Section 2.6(d); (j) the sale of all or substantially all of the Company's or any Subsidiary's property and assets or the approval of the acquisition of the Company or any Subsidiary by another entity by means of merger, consolidation, amalgamation, recapitalization, or otherwise, provided, however, that notwithstanding anything in Section 2.5 or
2.6 of this Agreement to the contrary, after the fifth anniversary of the Closing Date, only the affirmative majority vote of all of the directors of any two classes of directors shall be required to approve any such transaction; (k) the appointment of the members of the board of directors of any Subsidiary of the Company or the creation of any committee of the Board or any committee of the board of directors of any Subsidiary of the Company; (l) the permission, acknowledgment or registration of any Transfer of Shares if such Transfer would result in any U.S. Person other than the Principal U.S. Shareholder becoming a 10% Shareholder, determined without giving effect to Bye-Law 46 of the Company's Bye-Laws (it being understood and agreed that provided all of the other applicable provisions of this Agreement have been complied with, the Board shall grant such permission, acknowledgment and registration if it reasonably concludes, based on advice of counsel, that such Transfer would not subject the Company to the status of a "controlled foreign corporation" pursuant to the Code); (m) the acquisition by the Company or any Subsidiary of the Company (in one of any series of related transactions) of any Person or the entering into by the Company or any Subsidiary of the Company of any joint venture with any other Person; (n) the incurrence by the Company or any Subsidiary of the Company of any indebtedness for borrowed money if, after giving effect to such incurrence, the aggregate indebtedness for borrowed money of the Company and all its Subsidiaries shall exceed US$1,000,000; (o) the appointment of any executive officers of the Company or any of its Subsidiaries, and (p) the taking or refraining from taking of any action by the Company or any Subsidiary of the Company (other than any action contemplated by Sections 2.6(a) through 2.6(o)) to the extent such action or lack thereof would have a material effect on the regulatory status of the Company or any of its Subsidiaries, provided, that if such action or lack thereof is routine and is a matter contemplated by the Company's annual business plan, no such additional affirmative vote shall be required.

         2.7.     Memorandum of Association and Bye-Laws of the Company.

                  (a) The Memorandum of Association and Bye-Laws of the Company, as to be in effect on the Closing Date, are attached hereto as Exhibits B and C, respectively.

                  (b) As requested by the Board, each Shareholder shall vote its Shares, as appropriate, and shall take all other actions necessary or appropriate as reasonably requested by the Company, to ensure that the Company's Memorandum of Association and Bye-Laws do not at any time conflict with any provision of this Agreement. In the event of any conflict between this Agreement and the Company's Memorandum of Association or Bye-Laws, the provisions of this Agreement shall prevail.

         2.8. Shareholder Action. As set forth in Bye-Law 42 of the Bye-Laws of the Company, the Shareholders acting in their capacity as Shareholders, shall not have the right to compel the Company to act, or to refrain from acting, unless and until the Board has resolved (in accordance with Section 2.6, if applicable), that the Company so act or refrain from acting.


                                  ARTICLE III
                           RESTRICTIONS ON TRANSFER

         3.1 General. (a) Each Shareholder understands and agrees that the Shares have not been registered under the Securities Act and are Restricted Securities. Each Shareholder agrees that it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("Transfer") any Shares (or solicit any offers to buy or otherwise acquire, or take a pledge of any Shares), except in compliance with the Securities Act and the Laws of any other applicable jurisdictions with respect to the transfer or registration of securities, the Bye-Laws of the Company and the terms and conditions of this Agreement.

                  (b) All Transfers of any Shares shall be subject, if required, to prior approval (or lack of objection) of all applicable regulatory and other legal authorities. Prior to any proposed Transfer, the Shareholder proposing such Transfer shall provide the Company with written notice of the proposed Transfer and shall identify the proposed Transferee and include in such notice all information reasonably requested by the

Company or required to be provided pursuant to the applicable regulatory or legal requirements in connection with such Transferee becoming a Shareholder of the Company or such transferor ceasing to be a Shareholder of the Company. In connection with any Transfer, conversion or exchange of Shares or otherwise, each Shareholder hereby agrees to comply, to the extent required, with all applicable requirements of all applicable regulatory and other legal authorities.

                  (c) Notwithstanding anything else to the contrary contained in this Agreement, (i) unless there has been the requisite affirmative vote of the Board pursuant to Section 2.6(l), the Board shall not permit, acknowledge or register any Transfer of Shares if such Transfer would result in any U.S. Person other than the Principal U.S. Shareholder becoming a 10% Shareholder, determined without giving effect to Bye-Law 46 of the Company's Bye-Laws, (it being understood and agreed that provided all of the other applicable provisions of this Agreement have been complied with, the Board shall grant such permission, acknowledgment and registration if it reasonably concludes, based on advice of counsel, that such Transfer would not subject the Company to the status of a "controlled foreign corporation" pursuant to the Code), (ii) the Board may, in its absolute and unfettered discretion, decline to permit, acknowledge or register any Transfer of Shares if the Board determines that (x) approval or consent to such Transfer of all applicable regulatory and other legal authorities is required and such approval or consent has not been duly granted, (y) such Transfer has not been effected in compliance with this Agreement or any other agreement relating to such Shares, or (z) registration of such Transfer under the Securities Act or under any blue sky or other U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected, it being understood that the Board shall be entitled to request and rely on an opinion of counsel to the transferor or the Transferee, in form and substance satisfactory to the Board, that no such approval or consent is required and no such violation would occur, and the Board shall not be obligated to register any Transfer absent the receipt of such an opinion, and (iii) without limiting the foregoing, the Board shall not permit, acknowledge or register any Transfer of Shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency or self-regulatory agency in Bermuda, Belgium or any other applicable jurisdiction required to be obtained prior to such Transfer shall have been obtained, it being understood that the Board shall be entitled to request and rely on an opinion of counsel to the transferor or the Transferee, in form and substance satisfactory to the Board, that no such consents, authorizations, permissions or approvals are required, and the Board shall not be obligated to register any Transfer absent the receipt of such an opinion.

                  (d) The Board may require any Shareholder, or any Person proposing to acquire Shares of the Company, to certify or otherwise provide information in writing as to such matters as the Board may reasonably request, including as to such Person's status as a U.S. Person, its Controlled Shares and other matters of the kind contemplated by this Section 3.1. Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten Business Days after such notice is given unless the Board and such Shareholder or proposed acquiror otherwise agree) as the Board may designate in such request. If any Shareholder or proposed acquiror does not respond to any such request by the Board, or if the Board has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board may decline to register any Transfer or to effect any issuance or purchase of Shares to which such request relates.

                  (e) Prior to the termination of this Agreement, no Shareholder shall Transfer any Shares without the consent of each of the other Shareholders, except as permitted or required by any of Section 3.3, 4.1, 4.2,
4.3 or 4.4 of this Agreement. Any such Transfer shall comply with all the other terms and provisions of this Article III.

                  (f) Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void and neither the Board nor any transfer agent shall give any effect in the Register of Members (as such term is defined in the Bye-Laws) or in the applicable stock records to such attempted Transfer.

         3.2 Legends. (a) In addition to any other legend that may be required, each certificate for Shares shall bear a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH."

                  (b) In addition to any other legend that may be required, each certificate for Shares held by any Shareholder shall bear a legend in substantially the following form:

                  "THIS SECURITY IS SUBJECT TO RESTRICTIONS ON
         TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF JULY 3, 2000 AND THE COMPANY'S BYE-LAWS, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM B.H. ACQUISITION LIMITED OR ANY SUCCESSOR THERETO."

                  (c) If any Shares held by any Shareholder cease to be subject to any restrictions on Transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by Section 3.2(b) endorsed thereon.

         3.3. Permitted Transferees. Any Shareholder may at any time Transfer any or all of its Shares to one or more of its Permitted Transferees without the consent of the Board or any other Shareholder or group of Shareholders and without compliance with Article IV; provided that (i) such Permitted Transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company; (ii) the Transfer to such Permitted Transferee is not in violation of any applicable regulatory or securities laws (and, if requested by the Company, such Shareholder shall have provided to the Company such information as the Board may reasonably request to satisfy it to such effect) and (iii) the Transfer does not require the affirmative vote of a supermajority of the Board for approval pursuant to
Section 2.6(l).


                                   ARTICLE IV
                            RIGHTS OF FIRST OFFER;
             RIGHTS TO COMPEL PARTICIPATION IN CERTAIN TRANSFERS;
                  RIGHTS TO PARTICIPATE IN CERTAIN TRANSFERS

         4.1 Rights of First Offer. (a) If after the fifth anniversary of the Closing Date, a Shareholder desires to Transfer any Shares to any Third Party, such Shareholder (the "Section 4.1 Seller") shall give written notice (an "Initial Section 4.1 Offer Notice") to the non-transferring Shareholders (with a copy to the Company) that the Section 4.1 Seller desires to effect such a Transfer (a "Section 4.1 Sale") and setting forth the identity of the proposed transferee, the number of Shares proposed to be transferred by the
Section 4.1 Seller (the "Section 4.1 Subject Shares") and the cash price per share that the Section 4.1 Seller proposes to be paid for the Section 4.1 Subject Shares (the "Section 4.1 Sale Price").

                  (b) The receipt of an Initial Section 4.1 Offer Notice by each non-transferring Shareholder shall constitute an offer (the "Initial
Section 4.1 Offer") by
the Section 4.1 Seller to sell to such Shareholder for cash on the terms set forth in the Initial Section 4.1 Offer Notice the Section 4.1 Subject Shares at the Section 4.1 Sale Price. Each Shareholder receiving an Initial Section 4.1 Offer shall have 30 days (the "Initial Order Period") in which to accept such offer by giving to the Section 4.1 Seller prior to the expiration of such period a written irrevocable notice of acceptance identifying the number of
Section 4.1 Subject Shares which such Shareholder intends to purchase (the "Requested Shares"); provided that if the aggregate number of Requested Shares of all Shareholders who have accepted the Initial Section 4.1 Offer exceeds the total number of Section 4.1 Subject Shares, then (i) each Shareholder whose number of Requested Shares is equal to or less than such Shareholder's Pro Rata Portion (as defined below), shall be entitled to purchase all of its Requested Shares and (ii) each Shareholder whose number of Requested Shares exceeds such Shareholder's Pro Rata Portion (each such Shareholder being referred to as an "Oversubscribing Shareholder"), shall be entitled to purchase the portion of its Requested Shares equal to the sum of (x) such Shareholder's Pro Rata Portion plus (y) the aggregate number of all Section 4.1 Subject Shares not accepted by the Shareholders referred to in clause (i) of this Section 4.1(b) multiplied by a fraction, the numerator of which is such Shareholder's Pro Rata Portion and the denominator of which is the aggregate Pro Rata Portions of all Oversubscribing Shareholders, it being understood that if not all Section 4.1 Subject Shares have been subscribed for following the application of this proviso, each Oversubscribing Shareholder shall have an additional opportunity to subscribe for any remaining Section 4.1 Subject Shares prior to the Second
Section 4.1 Offer Notice (defined below); and provided further that if the total number of Section 4.1 Subject Shares exceeds the aggregate number of Requested Shares of all Shareholders who have accepted the Initial Section 4.1 Offer, then the Section 4.1 Seller shall, within five Business Days after the expiration of the Initial Order Period, provide written notice (a "Second
Section 4.1 Offer Notice") to the Company that the Section 4.1 Seller desires to effect a Section 4.1 Sale and setting forth the total number of Section 4.1 Subject Shares and the number of remaining Section 4.1 Subject Shares not accepted pursuant to the Initial Section 4.1 Offer (such remaining number of Shares being referred to as the "Remaining Shares") at a price in cash equal to the Section 4.1 Sale Price.

                  (c) The receipt of a Second Section 4.1 Offer Notice by the Company shall constitute an offer (the "Second Section 4.1 Offer") by the
Section 4.1 Seller to sell to the Company for cash on the terms set forth in the Second Section 4.1 Offer Notice the Remaining Shares at the Section 4.1 Sale Price. The Company shall have ten days (the "Second Order Period") to irrevocably accept such offer as to all, but not less than all, of the Remaining Shares by giving a written notice of acceptance to the Section 4.1 Seller prior to the expiration of such ten-day period. If the Company does not elect to purchase all of the Remaining Shares, the Section 4.1 Seller shall not be required to give effect to the sale of any Shares accepted pursuant to the Initial Section 4.1 Offer or the Second Section 4.1 Offer, and the right of first offer pursuant to this Section 4.1 shall be deemed to have been rejected by all Shareholders and the Company (a "Section 4.1 Rejection") for all purposes of this Agreement.

                  (d) The Shareholders and/or the Company, as the case may be, exercising its or their rights of first offer as to all of the Section 4.1 Subject Shares shall purchase and pay for all such Shares within ten Business Days following the date on which all such Shares have been accepted; provided that (i) subject to Section 4.1(e), if the purchase and sale of such Shares is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, (ii) if any Shareholder or the Company fails to consummate the purchase of the applicable number of Section 4.1 Subject Shares, the other Shareholders (other than the Section 4.1 Seller) shall have the pro rata right, within five Business Days of such failure, to purchase the Section 4.1 Subject Shares not so purchased and (iii) if the Section 4.1 Seller has complied with the foregoing clause (ii) and all other provisions of this Section 4.1, but at the closing of the purchase and sale of the Section 4.1 Subject Shares less than all of the Section 4.1 Subject Shares would be so purchased and sold for any reason (except as a result of the application of Section 4.3 to such sale as provided in Section 4.1(f)), then there shall be deemed to have been a Section
4.1 Rejection for all purposes of this Agreement.

                  (e) Upon the earlier to occur of (i) a Section 4.1 Rejection or (ii) the failure by the Shareholders and/or the Company to consummate the purchase of the Subject Shares within the time period described in Section 4.1(d) or, if applicable, the failure to obtain any required consent or regulatory approval for the purchase of all of the Section 4.1 Subject Shares within 90 days of full acceptance of all such Shares (the "Termination Date"), the Section 4.1 Seller shall, subject to Section 4.3, have a 90-day period during which to effect a Transfer to the Third Party set forth in the Initial
Section 4.1 Offer Notice of all of the Section 4.1 Subject Shares at a price in cash or Marketable Securities (valued at the closing date of such sale) not less than the Section 4.1 Sale Price and otherwise on substantially the same terms and conditions as were set forth in the Initial Section 4.1 Offer Notice; provided that if the Transfer is subject to regulatory approval, the 90-day period in which it may be consummated shall be extended until the expiration of the earlier of (x) five Business Days after all such approvals shall have been received or (y) 45 days after the expiration of the 90-day period.

                  (f) Notwithstanding anything in this Agreement to the contrary, in the event that a Shareholder or Shareholders (as the case may be) and/or the Company has agreed to purchase all the Section 4.1 Subject Shares, the other Shareholders (other than the Section 4.1 Seller) shall be entitled to exercise their respective rights under Section 4.3 with respect to the Section
4.1 Sale.

         4.2 Rights to Compel Participation in Certain Transfers. (a) The following action (a "Section 4.2 Sale") shall require the Shareholders (the "Other Shareholders") to participate in the Section 4.2 Sale with the Section
4.2 Sellers (as defined below) with respect to all Shares then owned by such Other Shareholders in accordance with the terms set forth in this Section 4.2:

         after the fifth anniversary of the Closing Date, Shareholders owning all the outstanding Shares of any two of the Class A Shares, the Class B Shares or Class C Shares (the "Section
         4.2 Sellers") have offered all their Shares pursuant to
         Section 4.1, there has been a Section 4.1 Rejection and the
         Section 4.2 Sellers propose to Transfer all of such Shares in a bona fide sale to any Third Party, whether in one transaction or in a series of related transactions, for consideration in cash or Marketable Securities, at a price equal to or greater than the Section 4.1 Sale Price.

                  (b) The Section 4.2 Sellers shall provide written notice of such proposed Section 4.2 Sale to the Other Shareholders (a "Section 4.2 Notice") not less than 20 days nor more than 60 days prior to the proposed consummation of the Section 4.2 Sale, which notice shall identify the Transferee, the per share consideration (Marketable Securities to be valued as at the Section 4.2 Closing Date) for which a Transfer of Shares is proposed to be made (the "Section 4.2 Sale Price"), the scheduled date of the proposed consummation of the Section 4.2 Sale (the "Section 4.2 Closing Date") and all other material terms and conditions of the Section 4.2 Sale and shall include a certification by the Section 4.2 Sellers that such Shareholders have complied in full with Section 4.1 hereof. Each Other Shareholder shall be required to participate in the Section 4.2 Sale on the terms and conditions set forth in the Section 4.2 Notice (or, subject to Section 4.1, if the terms of the transaction between such Transferee and the Section 4.2 Sellers have changed, on such changed terms) and to tender a number of Shares (the "Subject Shares") equal to the number of Shares then owned by such Other Shareholder. Within ten Business Days following receipt of the Section 4.2 Notice, each Other Shareholder shall deliver to a representative of the Section 4.2 Sellers designated in the Section 4.2 Notice certificates representing all Subject Shares held by such Other Shareholder, duly endorsed, together with all other documents required to be executed in connection with such Section 4.2 Sale (it being understood that in no event will any Other Shareholder be obligated to provide any indemnities that could subject such Other Shareholder to make payments pursuant thereto in amounts greater than the consideration paid to such Other Shareholder in connection with such Section 4.2 Sale). In the event that any Other Shareholder should fail to deliver such certificates to the representative of the Section 4.2 Sellers, the Company shall cause the books and records of the Company to show that such Subject Shares are bound by the provisions of paragraphs (a) and (b) of this Section 4.2 and that such Subject Shares shall be transferred to the Transferee in the Section 4.2

Sale or such Transferee's Affiliates immediately upon surrender for Transfer by the Other Shareholder thereof.

                  (c) If, 90 days after the scheduled Section 4.2 Closing Date, the Section 4.2 Sellers have not completed the Transfer of all the Shares subject to the Section 4.2 Sale, the Section 4.2 Sellers shall return to each of the Other Shareholders all certificates representing Subject Shares that such Other Shareholders delivered for Transfer pursuant hereto, and all the restrictions on Transfer contained in this Agreement with respect to Shares owned by all Shareholders shall again be in effect, provided that if the Transfer is subject to regulatory approval, the 90-day period in which it may be consummated shall be extended until the expiration of the earlier of (i) five Business Days after all such approvals have been received or (ii) 45 days after the 90-day period.

                  (d) Concurrently with the consummation of the Transfer of Shares of the Section 4.2 Sellers and the Other Shareholders pursuant to this
Section 4.2, the Section 4.2 Sellers shall give notice thereof to the Other Shareholders, shall remit to each of the Other Shareholders who have surrendered their certificates the Section 4.2 Sale Price for each of the Shares of such Other Shareholders transferred pursuant thereto and shall, promptly after consummation of such sale, furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Other Shareholders.

         4.3 Rights to Participate in Certain Transfers. (a) If after the fifth anniversary of the Closing Date, any Shareholder (a "Section 4.3 Seller") has complied with the provisions of Section 4.1, and such Shareholder (alone or together with another Shareholder that is a Section 4.3 Seller) proposes to Transfer, in one bona fide transaction or a series of related bona fide transactions, any Shares to a Third Party (including, without limitation, the Company or a Shareholder as provided in Section 4.1(f)) (a "Section 4.3 Sale"), the Section 4.3 Seller (or if there are two such Section 4.3 Sellers, only one such Shareholder (the "Designated Section 4.3 Seller")) shall provide written notice of such proposed Section 4.3 Sale (a "Section 4.3 Notice") to each other Shareholder (other than to any Shareholder who is purchasing such Shares pursuant to Section 4.1) (a "Tagging Shareholder"). The Section 4.3 Notice shall identify the number of Shares subject to the Section 4.3 Sale (the "Number of Shares"), the per share consideration for which a Transfer is proposed to be made (which shall be equal to or greater than the applicable
Section 4.1 Sale Price) (the "Section 4.3 Sale Price"), the scheduled closing date of such sale and all other material terms and conditions of the proposed
Section 4.3 Sale and shall include a certification by each Section 4.3 Seller that such Shareholder has complied with Section 4.1 hereof. Each Tagging Shareholder shall, as to Shares held by it, have the right and option, exercisable as set forth below, upon written notice given to the Designated
Section 4.3 Seller (the "Section 4.3 Order") within

15 days after receipt of the Section 4.3 Notice (the "Section 4.3 Order Period") to request the Section 4.3 Seller or Sellers to include in the proposed Transfer at the Section 4.3 Sale Price the number of Shares held by such Tagging Shareholders specified in the Section 4.3 Order; provided that (i) the Section 4.3 Seller (or Sellers) shall be required only to include in the proposed Transfer a number of Shares held by any such Tagging Shareholder equal to not more than the number of Shares proposed to be sold by the Section 4.3 Seller (or Sellers) multiplied by a fraction, the numerator of which is the number of Shares owned by such Tagging Shareholder immediately prior to the
Section 4.3 Sale, and the denominator of which is the total number of Shares owned by all Shareholders immediately prior to the Section 4.3 Sale and (ii) the number of Shares of the Section 4.3 Seller (or Sellers) to be sold under the proposed Transfer shall be reduced by the number of Shares of the Tagging Shareholders or Shareholders, as the case may be, required to be so included in the proposed Section 4.3 Sale. If any Tagging Shareholder (a "Participating Tagging Shareholder") exercises its Section 4.3 right hereunder, it shall deliver to the Designated Section 4.3 Seller with the Section 4.3 Order the certificate or certificates representing the Shares to be included in the
Section 4.3 Sale, together with a limited power-of-attorney authorizing the Designated Section 4.3 Seller to Transfer such Shares at the Section 4.3 Sale Price and on the terms set forth in the Section 4.3 Notice. Delivery of such certificate or certificates representing the Shares to be transferred and the limited power-of-attorney authorizing the Designated Section 4.3 Seller to Transfer such Shares shall constitute an irrevocable acceptance of the Section
4.3 Sale by such Participating Tagging Shareholder.

                  (b) If, at the end of a 90-day period after expiration of the
Section 4.3 Order Period, the Section 4.3 Seller (or the Section 4.3 Sellers, as the case may be) has not completed the Transfer of all such Shares, the Designated Section 4.3 Seller shall return to each Participating Tagging Shareholder the limited power-of-attorney (and all copies thereof) together with all certificates representing the Shares which such Participating Tagging Shareholder delivered for Transfer pursuant to this Section 4.3, and all the restrictions on Transfer or other rights contained in this Agreement with respect to such Shares shall again be in effect, provided that if the Transfer is subject to regulatory approval, the 90-day period in which it may be consummated shall be extended until the expiration of the earlier of (i) five Business Days after all such approvals have been received or (ii) 45 days after the 90-day period.

                  (c) Concurrently with the consummation of the Section 4.3 Sale, the Designated Section 4.3 Seller shall notify each Participating Tagging Shareholder of the sale, shall remit to such Participating Tagging Shareholder the total consideration for its Shares transferred pursuant thereto, and shall, promptly after the consummation of such Section 4.3 Sale, furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Participating Tagging Shareholder.

                  (d) If at the termination of the Section 4.3 Order Period any Tagging Shareholder shall not have elected to participate in the Section 4.3 Sale or have failed to deliver the requisite certificate or certificates and power of attorney in accordance with Section 4.3(a), such Tagging Shareholder will be deemed to have waived its rights under this Section 4.3 with respect to the Transfer of its Shares pursuant to such Section 4.3 Sale. The Section 4.3 Seller or Section 4.3 Sellers, as the case may be, shall have 90 days following such termination of the Section 4.3 Order Period in which to Transfer the relevant Shares at a consideration not higher than that contained in the
Section 4.3 Notice and on substantially the same terms and conditions as were set forth in the Section 4.3 Notice; provided that if the Transfer is subject to regulatory approval, the 90-day period in which it may be consummated shall be extended until the expiration of the earlier of (i) five Business Days after all such approvals have been received or (ii) 45 days after the 90-day period.

                  (e) Notwithstanding anything contained in this Section 4.3 and subject to compliance by the Section 4.3 Seller or Section 4.3 Sellers, as the case may be, with the provisions of this Section 4.3, there shall be no liability on the part of any Section 4.3 Seller to any Participating Tagging Shareholder if the Transfer of Shares pursuant to this Section 4.3 is not consummated for whatever reason. Any decision as to whether to consummate a
Section 4.3 Sale shall be at each Section 4.3 Seller's sole and absolute discretion.

         4.4. Change of Control. (a). Upon a Change of Control of any Shareholder (a "Section 4.4 Seller"), the Section 4.4 Seller shall promptly notify the Company and the other Shareholders (the "Continuing Shareholders") of such Change of Control, and the Section 4.4 Seller shall irrevocably offer to the Continuing Shareholders the right to purchase all, but not less than all, of such Section 4.4 Seller's Shares (the "Section 4.4 Subject Shares") at the Appraised Value (as defined below) of such Shares (the "Section 4.4 Offer").

                  (b) The Section 4.4 Offer shall be and remain irrevocable for a period ending at the later of (i) 11:59 P.M., Bermuda time on the 90th day following the date on which each Continuing Shareholder has learned of the Change of Control of the Section 4.4 Seller (the "Section 4.4 Commencement Date") and (ii) the 45th day following the determination of the Appraised Value (the "Section 4.4 Order Period").

                  (c) Upon the written request of any Continuing Shareholder within 30 days of the Section 4.4 Commencement Date, the Company shall (at the expense of the Section 4.4 Seller) engage an impartial, internationally recognized appraiser with substantial experience in the insurance industry who shall determine a price per share a willing buyer would pay to a willing seller for all of the Company in a transaction in which control is transferred (the "Appraised Value").

                  (d) Each Continuing Shareholder shall have the right, but not the obligation, to purchase the Section 4.4 Subject Shares by giving the
Section 4.4 Seller prior to the expiration of the Section 4.4 Order Period a written notice of irrevocable acceptance of the Section 4.4 Offer identifying the number of Section 4.4 Subject Shares which such Continuing Shareholder (a "Section 4.4 Purchaser") intends to purchase (the "Section 4.4 Requested Shares"), provided that if the aggregate number of Section 4.4 Requested Shares of all Section 4.4 Purchasers exceeds the total number of Section 4.4 Subject Shares, then (i) each Section 4.4 Purchaser whose number of Section 4.4 Requested Shares is equal to or less than such Shareholder's Pro Rata Portion of Section 4.4 Subject Shares shall be entitled to purchase all of its Section
4.4 Requested Shares and (ii) each Section 4.4 Purchaser whose number of
Section 4.4 Requested Shares exceeds such Shareholder's Pro Rata Portion of
Section 4.4 Subject Shares (each such Shareholder being referred to as a "Section 4.4 Oversubscribing Shareholder"), shall be entitled to purchase the portion of its Requested Shares equal to the sum of (x) such Section 4.4 Purchaser's Pro Rata Portion of the Section 4.4 Subject Shares plus (y) the aggregate number of all Section 4.4 Subject Shares not accepted by the Continuing Shareholders referred to in clause (i) of this Section 4.4(d), multiplied by a fraction, the numerator of which is such Section 4.4 Purchaser's Pro Rata Portion of Section 4.4 Subject Shares and the denominator of which is the aggregate Pro Rata Portions of Section 4.4 Subject Shares of all Section 4.4 Oversubscribing Shareholders, it being understood that if not all Section 4.4 Subject Shares have been subscribed for following the application of this proviso, each Section 4.4 Oversubscribing Shareholder shall have an additional opportunity to subscribe for any remaining Section 4.4 Subject Shares;

                  (e) The Section 4.4 Purchasers (if any) shall purchase from the Section 4.4 Seller, and the Section 4.4 Seller shall sell to such Section
4.4 Purchasers, all of the Section 4.4 Subject Shares subscribed for pursuant to Section 4.4(d) within ten Business Days following the date on which such Shares have been accepted by the Section 4.4 Purchasers at the Appraised Value of such Shares; provided that (i) if the purchase and sale of such Shares is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, and (ii) if any Shareholder fails to consummate the purchase of the applicable number of
Section 4.4 Subject Shares, the other Shareholders (other than the Section 4.4 Seller) shall have the pro rata right, within five Business Days of such failure, to purchase the Section 4.4 Subject Shares not so purchased.

                  (f) Any purchase by a Shareholder pursuant to this Section
4.4 shall not be subject to the requirements of Section 4.3 hereof.

         4.5.     Good Faith. Notwithstanding anything contained in this
Article IV, no Person shall be entitled to enforce any of the time limits contained in this Article IV with respect to the failure to obtain regulatory consents or approvals if such Person has not acted in good faith and diligently pursued such consents or approvals.

         4.6. Agreement to be Bound. Notwithstanding anything contained in this Article IV, any Transfer of Shares to a Third Party pursuant to Sections
4.1 or 4.3 (or any issuance of Shares by the Company to a Third Party) shall be permitted under the terms of this Agreement only if such Third Party shall agree in writing to be bound by the terms and conditions of this Agreement as if such Third Party were a Shareholder pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company. In the event of any such permitted Transfer or issuance, the defined term "Shareholders" shall from and after such Transfer include such Third Party purchasing Shares.


                                   ARTICLE V
                               CERTAIN COVENANTS


         5.1 Confidentiality. (a) Each Shareholder hereby agrees that Confidential Information (as defined below) furnished and to be furnished to it was and will be made available in connection with such Shareholder's investment in the Company. Each Shareholder agrees that it will not use the Confidential Information in any way to the competitive disadvantage of the Company. Each Shareholder further acknowledges and agrees that it will not disclose any Confidential Information to any Person; provided that Confidential Information may be disclosed (i) to such Shareholder's Representatives (as defined below) in the normal course of the performance of their duties, (ii) to the extent required by applicable law, rule or regulation (including the Exchange Act, the Securities Act, any similar statute in a country other than the United States or any insurance or insurance brokerage laws or regulations) or any obligations pursuant to any listing agreement with any securities exchange on which such Shareholders' securities are listed, (iii) complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject, (iv) to any Person to whom such Shareholder is contemplating a Transfer of its Shares (provided that such Transfer would not be in violation of the provisions of this Agreement and as long as the potential Transferee is advised of the confidential nature of such information and agrees to be bound by the provisions hereof and a confidentiality agreement in form and substance reasonably satisfactory to the Company), or (v) if the prior written consent of the Board shall have been obtained. Nothing contained herein shall prevent the use of Confidential

Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

                  (b) Notwithstanding Section 5.1(a) above, in the event that any Shareholder that is subject to the reporting requirements of the Exchange Act or any similar statute, or that is in the process of registering such Shareholder's securities under the Securities Act or any similar statute (any such Shareholder, a "Reporting Shareholder"), determines that it is necessary or appropriate for it to disclose Confidential Information in connection with its disclosure obligations under the Securities Act, the Exchange Act (or any similar statutes) or any listing agreement with any securities exchange on which such Shareholder's securities are listed, such Reporting Shareholder may disclose such Confidential Information as it deems necessary or appropriate (which may include the filing of this Agreement as an exhibit to any public filings of such Reporting Shareholder).

                  (c) "Confidential Information" means any information concerning the Company or any of its Subsidiaries, or the financial condition, business, operations or prospects of each such entity, in the possession of or to be furnished to any Shareholder in its capacity as a shareholder of the Company or by virtue of its present or former right to designate a director of the Company; provided that the term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a Shareholder or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as "Representatives") in violation of this Agreement or the Subscription Agreement, (ii) is or was available to such Shareholder on a nonconfidential basis prior to its disclosure to such Shareholder or its Representatives by the Company or (iii) was or becomes available to such Shareholder on a nonconfidential basis from a source other than the Company, provided that such source is or was (at the time of receipt of the relevant information) not, to the best of such Shareholder's knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

         5.2 Information and Discussion of Affairs. (a) The Company shall deliver to each Shareholder:

                  (i) as soon as available and in any event within 20 days after the end of each month ending after the Closing Date other than a month which is the last day of a fiscal quarter of the Company,
         (x) financial information with respect to revenues and expenses for such month and for the period from the beginning of the then current fiscal year of the Company to the end of such month, and except for the first fiscal year after the Closing Date, setting forth in comparative form the figures for the corresponding month and the corresponding portion of the previous fiscal year, each presented in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") and (y) a brief informal narrative description of material business and financial trends and developments and significant transactions that have occurred in such month;

                  (ii) as soon as available and in any event within 30 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company, unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of operations, shareholders equity and cash flows for the fiscal quarter then ended and (in the case of the second and third quarterly periods) from the beginning of the current fiscal year to the end of such quarterly period), and except for the first fiscal year after the Closing Date, setting forth in comparable form the figures for the corresponding periods of the previous fiscal year and prepared in accordance with U.S. GAAP.

                  (iii) as soon as available and in any event within 60 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, shareholders equity and cash flows for such fiscal year, setting forth in comparable form the figures for the previous fiscal year and prepared in accordance with U.S. GAAP, all in reasonable detail and accompanied by the report and opinion thereon of an independent public accountant of recognized international standing selected by the Company; and

                  (iv) upon the request of any Shareholder, any information desired by such Shareholder in connection with such Shareholder's preparation of its tax return.

                  (v) upon request by such Shareholder, copies of all periodic financial statements of the Company and the Company's operating insurance Subsidiaries filed with insurance regulatory authorities.

                  (b) The Company shall deliver to each member of the Board:

                  (i) as soon as available, the annual management letter received by the Company in connection with the audit of the Company's financial statements from the Company's auditors, together with all responses thereto;

                  (ii) as soon as available, any notification of a material default under any material agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound;

                  (iii) as soon as available, any notification of material litigation involving the Company or any of its Subsidiaries or a material adverse change to the business of the Company or any of its Subsidiaries;

                  (iv) as soon as available, all material correspondence between the Company or any of its Subsidiaries and insurance regulatory authorities; and

                  (v) as soon as available, annual reports of qualified actuaries appointed by the Board with respect to the loss reserves of the Company and the Company's insurance operating Subsidiaries.

                  (c) Upon reasonable advance notice to the Chief Executive Officer of the Company, the Company will permit any Shareholder owning at least 1,000 Shares (as constituted on the date of this Agreement, subject to appropriate adjustments for stock splits, stock dividends, stock subdivisions or other capital reorganization or reclassification of Shares) or such Shareholder's authorized representative designated by such Shareholder, during normal business hours and at such Shareholders expense, to visit the Company for purposes of discussing the affairs, finances and prospects of the Company with its directors, officers and senior employees.

         5.3. Information Required to be Provided Pursuant to Bye-Law 46. Each Shareholder shall provide such information to the Company as the Board requests pursuant to Bye-Law 46 of the Company's Bye-Laws, and shall exercise due care and conduct a reasonable investigation in preparing any such information. Each Shareholder shall indemnify and hold harmless the Company and the other Shareholders from and against any losses attributable to the inaccuracy of any information so provided to the Company as a result of any knowing misrepresentation by such Shareholder or as a result of the failure of such Shareholder to conduct a reasonable investigation in preparing such information.

         5.4. Conflicts among Shareholders and the Company. Each Shareholder shall promptly inform the Board of any potential conflicts between such Shareholder and the Company. The parties hereto agree to negotiate in good faith and with a view towards enhancing the equity value of the Company any potential conflicts between run-off assignments of Affiliates of Castlewood and the run-off assignments of the Company. Nothing in this Agreement, express or implied, shall (i) require the Company to waive, amend or otherwise modify any provision of the Management Services Agreement and (ii) relieve any officer or director of the Company or any of its Subsidiaries, or any Shareholder, of any fiduciary or other duties or obligations it may have to the Company or the Shareholders.

         5.5. Future Transactions. To the extent that such opportunities arise after the date hereof, each of the Shareholders will endeavor in good faith to present to the Company or each of the other Shareholders the opportunity to participate in similar "run-off" transactions. Neither the Company nor any Shareholder shall be obligated by virtue of this Section 5.5 or by any other provision of this Agreement to participate in any such opportunities.

         5.6. Future Capitalization. To the extent that the Company enters into transactions in which a Shareholder, in its sole and absolute discretion, provides additional equity capital to the Company, the Shareholders hereby agree to negotiate in good faith the economic terms of the ownership of the Company in order to reflect the relative equity contribution to the Company of each Shareholder.

         5.7. Dividends. The Shareholders agree that the financial matters of the Company shall be managed in a manner to maximize dividends paid to the Shareholders, at all times consistent with prudent business practice and in compliance with applicable laws and regulatory requirements.


                                   ARTICLE VI
                                 MISCELLANEOUS

         6.1. Entire Agreement. This Agreement, the Investment Agreement and the Bye-Laws constitute the entire agreement between the parties with respect to the subject matter of this Agreement, the Bye-Laws and the Investment Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

         6.2. Effectiveness; Binding Effect; Benefit. This Agreement shall become effective with respect to the Company and each Shareholder upon execution of a counterpart hereof by such party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6.3. Assignability. This Agreement shall not be assignable or otherwise transferable by any party hereto, except that any Person acquiring Shares who is required by the terms of this Agreement to become a party hereto or who is otherwise required to become party to this Agreement shall execute and deliver to the Company an agreement to be bound by this Agreement and shall thenceforth be a Shareholder hereunder, and any Shareholder who ceases to beneficially own any Shares shall cease to be bound by the terms hereof (other than Section 5.1).

         6.4. Amendment; Waiver. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified at any time except by an instrument in writing executed by the Company with the approval of the Board and Shareholders holding Shares representing at least 66% of each of the issued and outstanding Class A
Shares, Class B Shares and Class C Shares, and if so approved, then such amendment or modification shall be binding on all the parties;

         6.5. Notices. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by fax (with confirmation in writing), delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made upon receipt:

                        If to the Company, to:

                        B.H. Acquisition Limited
                        c/o Conyers Dill & Pearman
                        Clarendon House
                        Church Street
                        Hamilton HM CH, Bermuda
                        Attention: Graham Collis, Esq.
                        Telecopier: (441) 292-4720

                        If to Martine, to:

                        Zephyr House
                        Mary Street
                        P.O. Box 2681
                        George Town
                        Grand Cayman, B.W.I.
                        Attention: Board of Directors
                        Telecopier: (345) 939-1048

                        With a copy (which shall not constitute notice) to:

                        Cahill Gordon & Reindel
                        80 Pine Street
                        New York, NY 10005
                        Attn: Michael A. Becker, Esq.
                        Telecopier: (212) 269-5420

                        and

                        Marsh & McClennan Capital Inc.
                        20 Horseneck Lane
                        Greenwich, CT 06830
                        Attention: David J. Wermuth, Esq.
                        Telecopier: (202) 862-2925

                        If to Enstar, to:

                        The Thompson House
                        401 Madison Avenue
                        Montgomery, AL 36104
                        Attn: Ms. Cheryl D. Davis
                        Telecopier: (334) 834-2530

                        With a copy (which shall not constitute notice) to:

                        Debevoise & Plimpton
                        875 Third Avenue
                        New York, New York  10022
                        Attention: Wolcott B. Dunham, Jr., Esq.
                        Fax:  212-909-6836

                        If to Castlewood, to:

                        Windsor Place, 3rd Floor
                        18 Queen Street
                        Hamilton HM JX, Bermuda
                        Attn: Mr. Paul O'Shea
                        Telecopier: (441) 296-0895

Any Person who becomes a Shareholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Shareholder.

         6.6. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         6.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         6.8. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, except that, to the extent applicable, all matters relating specifically to the rights and privileges of the Shares shall be governed by the laws of Bermuda.

         6.9. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         6.10. Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.5 shall be deemed effective service of process on such party.

         6.11. Directions to Nominee. Each Shareholder agrees to take any and all action required to instruct its shareholder nominee to comply with the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

             [the remainder of this page intentionally left blank]

                           B.H. ACQUISITION LIMITED


                           By:
                                Name: John J. Oros
                                Title: President

                                CASTLEWOOD LTD.

                           By:
                               Name:
                               Title:

                            THE ENSTAR GROUP, INC.

                           By:
                                Name:
                                Title:

                                 MARTINE LTD.


                           By:
                                Name:
                                Title: